Exhibit 10.17

SEPARATION AGREEMENT

This Separation Agreement (this “Agreement”) is entered into between Global Power Equipment Group Inc., a Delaware corporation (the “Company”), and John M. Matheson (“Matheson”) on September 11, 2009.

Matheson has been employed by the Company pursuant to an Amended and Restated Employment Agreement dated effective as of November 21, 2006 (the “Employment Agreement”) and has also been a member of the Board of Directors of the Company (the “Board”). This Agreement sets forth the terms upon which Matheson’s employment by the Company and his membership on the Board will cease and the form of the release that Matheson will sign as a condition to receiving certain payments from the Company following the termination of his employment.

The Company and Matheson agree as follows:

1. Transition. Matheson acknowledges that the Board had determined to terminate his employment without Cause (as defined in the Employment Agreement) and to hire another individual (the “New CEO”) to serve as President and Chief Executive Officer of the Company and that the New CEO will assume the positions of President and Chief Executive Officer of the Company and will join the Board effective September 14, 2009 (the “Transition Date”).

1.1 Resignation. By execution of this Agreement and without any further action, Matheson hereby resigns, effective as of the opening of business on the Transition Date, as President and Chief Executive Officer of the Company, as a member of the Board, and from every other office or position that he now holds with respect to the Company or any of its affiliates or the governing bodies of any of them, except that this resignation does not apply to Matheson’s status as an employee. Upon presentation to him by the Secretary of the Company from time to time, Matheson will sign such further documents as may be reasonably appropriate to reflect these various resignations.

1.2 Cooperation and Continuing Services. During the period beginning on the Transition Date and ending on October 14, 2009 or such earlier date as the Board may specify pursuant to Section 1.3 (the “Transition Period”), Matheson will perform such services, if any, as may be reasonably requested of him by the New CEO that are relevant to an orderly transition from Matheson’s tenure as CEO to the tenure of the New CEO and are consistent with Matheson’s status as a former CEO of the Company. During the Transition Period:

(a) Matheson will continue to be employed by the Company, will make himself available on a full time basis to perform services for the Company as may be requested by the New CEO, and will refrain from taking any action with respect to the management and affairs of the Company that is inconsistent with any direction the New CEO may give to him.

(b) The Company will continue to pay and provide to Matheson Base Salary and Benefits at the same levels and subject to the same conditions as in effect immediately before the Transition Date.

(c) The Company will provide Matheson with such office and secretarial services, if any, as the New CEO may deem appropriate to the level of services the New CEO requests that Matheson provide from time to time during the Transition Period.

1.3 Early Termination of Transition Period. Although at the time of execution of this Agreement the Board does not contemplate terminating the Transition Period before October 14, 2009, the Board retains the right, which it has delegated to the Chairman of the Board and is exercisable by him in his absolute discretion, to terminate the Transition Period at any time between the Transition Date and October 14, 2009, inclusive, for any reason or for no reason.

2. Nature of Termination. For all purposes, the termination of Matheson’s employment with the Company will be treated as a termination by resolution of the Board without Cause as contemplated by clause (x) of Section 2(d)(i) of the Employment Agreement. For the avoidance of doubt, the termination of Matheson’s employment with the Company will not be treated, for any purpose, as a voluntary resignation by Matheson for Good Reason.

3. Termination Date. Matheson’s employment with the Company will terminate on the last day of the Transition Period (that last day, whether it is October 14, 2009 or any earlier date on which the Board may terminate the Transition Period pursuant to Section 1.3 being the “Termination Date”).

4. Compensation, Benefits, and Equity Awards. In connection with the termination of his employment, the Company will pay, provide, and deliver to Matheson certain payments, benefits, and equity interests in the Company in connection with each of (a) the Employment Agreement, (b) his two RSU Agreements (as defined in Section 4.2(b) below), and (c) the Management Incentive Co-Investment Plan, in each case as further specified below in this Section 4.

4.1 Payments Pursuant to Section 2(e)(iii) of the Employment Agreement. Subject to execution and delivery to the Company of the Release (as defined in Section 8 below) and to Matheson not having revoked the Release within seven days of its execution and delivery, the Company will pay to Matheson the following amounts, net of applicable withholding, by not later than the Lump Sum Payment Date (as defined in Section 8 below) (references to “Clauses” are to particular clauses of Section 2(e)(iii) of the Employment Agreement):

(a) $446,250, representing one year’s Base Salary, as contemplated by Clause (x).

(b) $14,514, representing the Company’s estimate of one year’s cost of the Benefits marked on Exhibit A to the Employment Agreement with an “#,” as contemplated by Clause (x).

(c) $2,195, representing three months of club dues, as contemplated by Clause (y).

(d) $500,000, representing a premium above the pro rata Bonus for that part of 2009 ending on the Termination Date that is contemplated by Clause (z).

In addition, the Company will pay to Matheson, within 30 days of the Termination Date, all previously earned and accrued but unpaid Base Salary and vacation time up to the Termination Date, as contemplated by Clause (v), which amounts will be paid whether or not Matheson executes and delivers the Release. The aggregate amount specified in Sections 4.1(a) through 4.1(d) is sometimes referred to in the remainder of this Agreement as the “Lump Sum Severance Amount.”

4.2 Issuance of Common Stock Pursuant to RSU Agreements.

(a) Background. Under the Company’s 2008 Management Incentive Plan, the Company granted Restricted Stock Units (“RSUs”) to Matheson as follows: (i) 785,088 RSUs with a Grant Date of June 23, 2008, and (ii) 749,847 RSUs with a grant date of February 9, 2009. Of the 785,088 RSUs with a Grant Date of June 23, 2008, 196,272 RSUs vested in March, 2009 and the Company issued to Matheson 196,272 shares of Common Stock in full satisfaction of Matheson’s rights with respect to those 196,272 RSUs.

(b) RSUs That Could Vest for 2009. Each of the two Restricted Stock Award Agreements (the “RSU Agreements”) covering the two grants of RSUs made to Matheson provides in effect (at Section 4(b)(iii) of each RSU Agreement) that, upon termination of Matheson’s employment without Cause at any time during 2009, he is to be vested in a pro rata portion of the RSUs that would have vested on March 31, 2010 had his employment continued through that date, taking into account whether or not the Company met the EBITDA Target for 2009. The total number of RSUs that could so vest for all of 2009 is 383,784 RSUs, consisting of 196,272 RSUs with a Grant Date of June 23, 2008 and 187,462 RSUs with a Grant Date of February 9, 2009. The Company hereby waives the requirement that the Company must meet the EBITDA Target for 2009 insofar as that requirement might apply to any RSUs that might vest for 2009. Taking into account this waiver by the Company and the waiver by the Company that is noted in Section 4.2(b)(ii) and otherwise applying each of the RSU Agreements according to its terms:

(i) of the 383,784 RSUs that could have vested for 2009, 270,191 RSUs will vest on the Termination Date by reason of Matheson’s service through the Transition Date (270,191 is the product of 383,784 multiplied by 257/365), and

(ii) an additional 100,000 RSUs will vest on the Termination Date by reason of the Company waiving any provision to the contrary in the RSU Agreements.

The Company will issue shares of Common Stock to Matheson with respect to the aggregate of 370,191 RSUs noted as vesting in (i) and (ii) (the “Vested 2009 RSUs”) by not later than the Lump Sum Payment Date.

(c) Forfeiture of All Other RSUs. Except as provided in Section 4.2(b) with respect to the Vested 2009 RSUs, on the Termination Date, all RSUs granted to Matheson will terminate without any further action by any party and Matheson will have no further rights under either of the two RSU Agreements.

4.3 Vesting of Incentive Shares under Management Incentive Co-Investment Plan. The Company issued 76,893 shares of Common Stock to Matheson as Incentive Shares under the Company’s Management Incentive Co-Investment Plan. On the Termination Date, those 76,893 Incentive Shares will be fully vested without further action by any party.

4.4 COBRA Rights. Matheson will be eligible for benefits from the Company under the Consolidated Budget Reconciliation Act of 1986 (“COBRA”) as required by that law and the regulations promulgated thereunder.

4.5 Reimbursement of Certain Legal Fees. The Company will reimburse Matheson for reasonable legal fees and expenses incurred by him in connection with the negotiation of this Agreement upon presentation by Matheson of an invoice covering those legal fees and expenses issued by the counsel that represented him in those negotiations.

4.6 No Other Compensation, Benefits, or Equity. Except as specifically provided above in this Section 4 or in Section 5 with respect to indemnification rights, Matheson will have no further rights to receive compensation, benefits, or equity in any form from the Company or any of its affiliates after the Termination Date by reason of the Employment Agreement, any Restricted Stock Award Agreement, the Management Incentive Co-Investment Plan, or any other agreement, plan, or program.

5. Continuing Obligations under Employment Agreement. Sections 3, 4, 5, and 6 of the Employment Agreement (captioned, respectively, “Work Product,” “Confidential Information,” “Noncompete, Nonsolicitation,” and “Indemnification”) will remain in effect after the Termination Date according to their respective terms (and, to the extent relevant to the enforcement of these specified sections, in accordance with Sections 1, 7, and 8 of the Employment Agreement (captioned, respectively, “Definitions,” “Notices,” and “Miscellaneous”)).

6. Return of Company Property.

6.1 On the Termination Date, except as otherwise provided in Section 6.2, (a) Matheson will deliver to the Company all computer equipment or backup files of or relating to the Company and all of the other items listed in Section 4(b)(iii) of the Employment Agreement that he may then have in his possession or under his control, and (b) Matheson will deliver to the Company all other tangible property belonging to the Company that he may then have in his possession or control.

6.2 Matheson will be permitted to retain and need not return to the Company (a) his Company-supplied laptop computer (but not any Company information that may be on that computer), and (b) his Company-supplied BlackBerry (but not any Company information that may be on that BlackBerry). In addition, Matheson may retain the cell phone number that he has used in connection with that BlackBerry.

7. Assistance. During the Transition Period and after the Termination Date, Matheson will provide reasonable assistance to the Company in litigation and regulatory matters that relate to events that occurred during Matheson’s period of employment with the Company. Matheson will be entitled to reimbursement of reasonable out-of-pocket travel or related costs and expenses relating to any such cooperation or assistance that occurs following the Termination Date. Unless otherwise agreed at some future point: (a) Matheson will not be required to spend more than the equivalent of three full working days in any calendar quarter providing such cooperation and assistance, and (b) the Company will pay Matheson at the rate of $1,500 per full working day for any such cooperation or assistance provided by Matheson in response to a specific request by the Company, except that no per diem payment will be required with respect to Matheson’s cooperation and assistance if Matheson himself is a defendant in the litigation or a target in the regulatory enforcement at issue.

8. Release. This Agreement will become effective between the Company and Matheson immediately upon exchange of signed copies between the two of them. However, the Company will not pay any portion of the Lump Sum Severance Amount to Matheson unless he has first executed and delivered to the Company a release, effective as of the Termination Date, in the form attached to this Agreement as Exhibit A (the “Release”) and has not revoked that Release within seven days of the date of its delivery to the Company. Unless and until Matheson has so executed and delivered and not revoked the Release, nothing in this Agreement will release any claim that Matheson may have against the Company or any affiliate. For purposes of this Agreement, the term “Lump Sum Payment Date” means the later of (a) two business days after the seven day period for revocation specified in the Release has expired, and (b) 30 days after the Termination Date.

9. No Disclosure Regarding This Agreement.

9.1 Matheson will not disclose any information regarding the existence or substance of this Agreement, except: (a) to an attorney with whom Matheson chooses to consult regarding this Agreement; (b) to Matheson’s spouse; (c) to Matheson’s professional tax return preparers or advisers; (d) to relevant taxing authorities; (e) if and only to the extent necessary to secure enforcement of this Agreement; and (f) if and only to the extent required by a valid subpoena or court order, in which case Matheson will first afford the Company the opportunity to raise any objection that the Company may have to the purported requirement that Matheson reveal such information. Matheson will ensure that none of the individuals listed in (a), (b), or (c) communicates any such information to any other person or entity.

9.2 The Company will take reasonable steps to maintain the confidentiality of the existence and substance of this Agreement, but the Company will be permitted to disclose the existence of this Agreement and its substance as may be required by applicable law. If and to the extent the Company discloses the existence and/or substance of this Agreement, whether as required by applicable law or otherwise, Matheson will be relieved from his obligation not to disclose any information regarding the existence or substance of this Agreement but Matheson will have no other recourse against the Company with respect to that disclosure.

10. Withholding and Reporting. All payments to be made, benefits to be provided, and shares of Common Stock to be issued with respect to RSUs by the Company to Matheson under this Agreement will be subject to applicable tax withholding and reporting by the Company. Matheson will timely pay, and will indemnify the Company with respect to, any taxes payable by him with respect to payments, benefits, and equity interests received pursuant to this Agreement in excess of amounts withheld.

11. Section 409A Compliance. The parties intend that all payments and benefits under this Agreement will comply with or be exempt from the application of Section 409A of the Internal Revenue Code (“Section 409A”) and, to the extent practicable, the terms of this Agreement are to be interpreted accordingly. The Company does not warrant or guaranty the tax treatment to Matheson arising from his receipt of any payment, benefit, or equity interest under this Agreement or otherwise and neither the Company nor any of its affiliates will be liable for any taxes, interest, penalties, or other amounts payable by Matheson or anyone claiming through him with respect to any such receipt or other matter.

12. Miscellaneous.

12.1 Notices. Notices and all other communications provided for in this Agreement must be in writing and will be deemed to have been duly given: (a) when delivered in person (to the General Counsel of the Company in the case of notices to the Company and to Matheson in the case of notices to Matheson); (b) the first business day after deposit with a nationally recognized overnight courier, properly addressed and charges prepaid; or (c) the third business day after mailing by United States registered or certified mail, return receipt requested, properly addressed and postage prepaid. Notices to the Company will be properly addressed if addressed, as follows:

Global Power Equipment Group Inc.

6120 South Yale, Suite 1480

Tulsa, OK 74136

Attention: General Counsel

Telephone: 918.488.0828

Notices to Matheson will be properly addressed if addressed to Matheson’s home address as reflected on the records of the Company as of the date first set forth above. Either party may change the address to which notices are to be sent by courier or mailed by notice to the other in accordance with this Section 12.1.

12.2 Entire Agreement. This Agreement contains the entire agreement and understanding between Matheson and the Company on its subject matter and supersedes any prior understandings, agreements, or representations by either party to the other, whether written or oral, relevant to the subject matter of this Agreement.

12.3 Benefit of Agreement. The rights and obligations of the Company under this Agreement will inure to the benefit of, and will be binding on, the Company and its successors and assigns, and the rights and obligations (other than obligations to observe restrictive covenants) of Matheson under this Agreement will inure to the benefit of, and will be binding upon, Matheson and his heirs and personal representatives.

12.4 Governing Law. The provisions of this Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made in and to be performed exclusively within that State, notwithstanding any conflict of law provision to the contrary.

IN WITNESS WHEREOF, the Company and Matheson have executed this Agreement, the Company by a duly authorized representative, on the date first written above.

GLOBAL POWER EQUIPMENT GROUP INC.

By:
Candice L. Cheeseman
Vice President of Administration, General Counsel and Secretary

JOHN M. MATHESON